PRESENTATION TO THE BOARD OF DIRECTORS

PROJECT APPLE

Lazard

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by Apple, or publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by Apple with respect to the anticipated future performance of Apple. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Apple, or any other entity, or concerning solvency or fair value of Apple, or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Apple as to the future financial performance of Apple; we assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to Apple, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

Table of Contents

I Executive Summary

Overview of Nectarine Proposal

ACQUIROR	■ Nectarine
TRANSACTION	■ Nectarine to acquire the remaining 25% minority interest in Apple (on a fully diluted basis) (24% using basic shares)
ACQUISITION PRICE	■ Fixed consideration of $168.00 per share
MERGER CONSIDERATION	■ The merger agreement contemplates the following considerations: ■ Stock consideration equal to a fixed value of $168 per Apple share, including Nectarine's Swiss-listed shares or Nectarine American Depository Shares ("ADSs"), based on an exchange ratio equal to $168 divided by the Nectarine Share Value, subject to an adjustment and a cap — Nectarine Share Value to be determined during a measurement period of ten trading days, ending on the trading day immediately prior to the Apple EGM — Exchange ratio cap to be determined at the time of signing (expected to be after the close of trading of the ADSs on Tuesday, December 14, 2010 ■ "Put option" to be settled for an amount in cash equal to $168 per share minus value of stock consideration
PURCHASE PRICE OF MINORITY	■ $12.9 billion (b)
IMPLIED EQUITY VALUE	■ $51.5 billion (b)
IMPLIED ENTERPRISE VALUE	■ $48.6 billion (b)
FORM OF ACQUISITION	■ One-step merger under the Swiss Merger Act

Note: Merger agreement summary based on draft dated December 8, 2010.
(a) At an exchange ratio of 2.8, Nectarine will issue approximately 215 million shares, representing 9% of Nectarine's fully-diluted shares outstanding.
(b) Based on fully-diluted shares outstanding; excludes Apple treasury shares and includes all outstanding options, share settled stock appreciation rights (SSARs), restricted stock units (RSUs), and performance stock units (PSUs) based on the treasury stock method.

Overview of Nectarine Proposal (cont'd)

TAX TREATMENT	■ Stock portion likely to be tax-free to Apple shareholders, subject to confirmation
TREATMENT OF EQUITY INCENTIVE AWARDS	■ All outstanding Apple options, restricted stock units (RSUs), performance stock units (PSUs) and share-settled stock appreciation rights (SSARs) will be converted into equivalent options, units and rights for Nectarine shares
CERTAIN CLOSING CONDITIONS	■ Apple shareholder approval ■ Nectarine shareholder approval (including capital increase under Swiss Federal Code of Obligations) ■ The SEC declares F-4 effective ■ Approval of SIX exchange and the NYSE on the listing of any newly-issued Nectarine shares and Nectarine ADS ■ No order or injunction by a government authority/court that prohibits the merger and is enforceable in Switzerland
OTHER RELEVANT PROVISIONS	■ Governing law in Switzerland ■ IDC recommendation is required in order to approve essential changes to the merger agreement ■ Apple Litigation Trust will terminate upon execution of the merger agreement ■ Material Change as defined in Swiss Merger Act (to be interpreted as a change in the consolidated net assets of more than 10% of the outstanding equity value of either party)
TERMINATION FEE	■ None
EXPECTED CLOSING	■ April 1, 2011 ■ Long stop date of October 1, 2011

Note: Merger agreement summary based on draft dated December 8, 2010.

Apple/Nectarine/Chocolate – Timeline of Key Events

2008

April 7

- Nectarine acquired a 25% stake in Apple from Chocolate @ $143.18 per share and entered into a put/call option for the remaining 52%
  - Nectarine fixed call option @ $180 per share
  - Chocolate put option @ a 20.5% premium to market with a maximum price of $180 per share

May 6

- Apple Board composition changed to:
  - 5 Chocolate designees
  - 1 Nectarine designees
  - 3 Independents
  - Apple's CEO

December 9

- IDC formed for the benefit of the minority shareholders

2009

December 2

- UBS equity analyst report published prompting speculation around a takeover of Apple by Nectarine

2010

January 1

- Nectarine exercised its call option to acquire Chocolate's remaining 52% stake in Apple @ $180/share
- Nectarine offers to buyout Apple's minority for 2.8 Nectarine shares for each Apple share, an implied value of $153 (7% discount to the prior day's closing price)

January 20

- IDC declined proposal as inadequate

July 8

- IDC created $50mm litigation trust for the benefit of the minorities (will terminate when and if the IDC recommends a transaction)

August 26

- Nectarine closed transaction
  - Chocolate's 5 designees to Apple's Board were replaced by 5 designees from Nectarine

December 14

- Nectarine and Apple IDC reach an agreement

Note: See page 26 in the appendix for a more detailed review of the Apple/Nectarine/Chocolate transaction history

Summary of Nectarine/Chocolate Transactions

($ in billions, except for per share data)

	FIRST-STEP	SECOND-STEP	SECOND-STEP BREAKOUT: *Tranche A*	SECOND-STEP BREAKOUT: *Tranche B*
Date Announced	04/07/08	01/04/10		
Date Closed	07/07/08	08/26/10		
Shares Acquired by Nectarine	① 74.1	③ 156.1	152.0	4.1
% Ownership (a)	*24.8%*	*52.2%*	*50.8%*	*1.4%*
Per Share Consideration to Chocolate:				
Nectarine Purchase Price	$140.64 (b)	④ $180.01 (c)	$181.00	$143.18
Nectarine Interest Payment		1.70 (d)	1.73	1.37
Apple Dividend Payment	2.53 (b)	(e)		
Total Value per Share	② $143.18 (b)	$181.71	$182.73	$144.55
Aggregate Consideration to Chocolate	$10.6	$28.4	$27.8	$0.6
Implied EV/LTM EBITDA (f)	19.3x	21.0x		
Implied EV/NTM EBITDA (f)	17.0x	18.3x		
Memo:				
Net Payment by Nectarine	$10.4	$28.4	$27.8	$0.6
Pre-Announcement Share Price:				
Nectarine Share Price (CHF)	52.40	56.50		
CHF/USD Exchange Rate	1.00	0.97		
Nectarine Share Price (USD)	$52.24	$54.66		
Apple Share Price (USD)	$148.44	$164.35		

MEMO:	
Shares Acquired ① + ③	230.1
% Ownership (a)	*77.0%*
Weighted-Average Price per Share:	
"Headline" Purchase Price per Share:	
First-Step "Headline" Price ②	$143.18
Second-Step "Headline" Price ④	180.01
Weighted-Average Price per Share	$168.16

Source: Company filings.

(a) Based on Apple's basic shares outstanding at announcement of the first-step transaction (4/7/08), excluding Apple treasury shares.
(b) Publicly disclosed Nectarine purchase price of $143.18 per share was reduced by subsequent Apple dividend that was declared and paid between announcement and closing.
(c) Represents the weighted-average price paid for the second-step Tranche A and Tranche B shares.
(d) Nectarine was required to pay interest (at an annualized rate of 1.45%) on the second-step consideration between announcement and closing.
(e) Excludes Apple's 2009 dividend which was paid to all Apple shareholders in 2010.
(f) Implied enterprise value based on Nectarine's purchase price. NTM EBITDA per research analyst estimates at time of announcement.

Apple Valuation Statistics

($ in millions, except for per share data)

	Metric	Current (12/13/10)	Nectarine Proposal	Premium/(Discount) to Unaffected Price as of 12/01/09 [b]: Price	%
Apple Share Price		$160.72	$168.00		
Minority Valuation:					
Minority Shares Outstanding		76.5	76.6		
Aggregate Value of Minority Shares		**$12,288**	**$12,874**		
Company Valuation:					
Fully Diluted Shares Outstanding [a]		306.6	306.8		
Equity Value		**$49,276**	**$51,537**		
Less: Net Cash (as of 12/31/10)		(2,917)	(2,917)		
Enterprise Value		**$46,359**	**$48,620**		
Enterprise Values to Revenue:					
FY 2010	$7,100	6.53x	6.85x		
FY 2011	7,742	5.99	6.28		
Enterprise Values to EBITDA:					
FY 2010	$2,903	16.0x	16.7x		
FY 2011	3,196	14.5	15.2		
P/E Ratio:					
FY 2010	$7.67	20.9x	21.9x		
FY 2011	8.46	19.0	19.9		
Share Price Premium/(Discount) to:					
Current Price	$160.72	--	4.5%	$149.76	12.2%
1-Month Average Price	160.95	(0.1%)	4.4%	146.48	14.7%
3-Month Average Price	165.19	(2.7%)	1.7%	142.11	18.2%
1-Year Average Price	158.25	1.6%	6.2%	110.92	51.5%
52-Week High	170.64	(5.8%)	(1.5%)	149.97	12.0%

Source: Company filings and management guidance.

(a) Share data as of November 30, 2010 (per management guidance). Excludes Apple treasury shares. Includes all outstanding options, SSARs, RSUs and PSUs based on the treasury method.

(b) December 1, 2009 represents the day prior to a UBS research analyst report stating the case for Nestle to acquire Apple, prompting takeover speculation.

II Apple Market Overview

Apple Share Price Performance – Since January 1, 2008

($ per share)



Share Price
All-Time High $175.47
Period High 175.47
Period Low 67.98
Period Average 138.43
$200
175
150
125
100
75
50
07 Apr 2008
Nectarine acquires a 25% stake in Apple from Chocolate; enters into a call/put agreement on Chocolate's remaining 52% stake
07 Jul 2008
Nectarine completes acquisition of a 25% stake in Apple from Chocolate
23 Oct 2008
Apple earnings shortfall due to lower organic sales growth
08 Jan 2009
Kevin Beuhler appointed President & CEO of Apple; Cary Rayment to continue as Chairman of the Board
02 Dec 2009
UBS report prompts takeover speculation of Apple
04 Jan 2010
Nectarine exercises call option for remaining 52% stake in Apple and offers to acquire remaining 25% at $153 per share
20 Jan 2010
Apple's Independent Director Committee (IDC) declines Nectarine's offer, deeming it inadequate
08 Jul 2010
IDC creates a $50 million litigation trust
26 Aug 2010
Nectarine closes acquisition of the 52% stake; Chocolate's 5 designees to Apple's Board are replaced by Nectarine designees
25 Oct 2010
Dr. Daniel Vasella elected Chairman of the Board with Cary Rayment serving as Vice-Chairman
$160.72
Jan-08
Apr-08
Aug-08
Nov-08
Mar-09
Jun-09
Oct-09
Jan-10
May-10
Aug-10
Dec-10
Market dislocation due to financial crisis

Source: Factset. Represents historical daily closing prices through December 13, 2010.

Apple Share Price Performance – Last 18 Months

($ per share)


Share Price
$200
180
160
140
120
100
2 Dec 2009
UBS report prompts takeover speculation of Apple
1 Dec 2009
Unaffected Share price of $149.76
20 Jan 2010
Apple's Independent Director Committee (IDC) declines Nectarine's offer, deeming it inadequate
04 Jan 2010
Nectarine exercises call option for remaining 52% stake in Apple and offers to acquire remaining 25% at $153 per share
EU debt crisis and weakening Euro
26 Aug 2010
Nectarine closes acquisition of the 52% stake; Chocolate's 5 designees to Apple's Board are replaced by Nectarine designees
All-Time High $175.47
Period High 170.18
Period Low 108.28
Period Average 149.87
$160.72
Indicates earnings above consensus estimates
Volume (in 000's)
15,000
10,000
5,000
0
2 Dec 2009
Apple's trading volume of 4mm shares is approximately 2x its maximum volume on any single day during the prior twelve months
Jun-09
Sep-09
Jan-10
Apr-10
Aug-10
Dec-10

Source: Factset. Represents historical daily closing prices through December 13, 2010.

Apple Relative NTM P/E Performance Since January 1, 2003


NTM P/E
40x
30x
20x
10x
0x
Jan-03
Apr-04
Aug-05
Dec-06
Apr-08
Aug-09
Dec-10
Financial Crisis
19.8x
19.7x
13.3x
10.2x
Apple
Allergan
Comparables
S&P500

AVERAGE DELTA VERSUS:[a]	12/1/06 - 12/1/09[b]	Post-12/1/09
Allergan	0%	6%
S&P	27%	45%
Comparables	22%	36%

Source: Factset
Note Represents share price performance through December 13, 2010. Comparables index consists of J&J, Abbott Labs, Baxter, Medtronic, St. Jude Medical, Stryker, Essilor, Hologic, Cooper Companies, Carl-Zeiss Meditec, Allergan, and Hospira.
(a) Delta defined as the difference between Apple NTM P/E and the average of the NTM P/Es of Allergan, S&P500, and the Comparables index.
(b) Calculated based on average delta over 3 years prior to 12/1/09.

Apple Volume at Various Prices

($ per share)

From December 2, 2009 to Present

Float (a)	71,956,489

Total Volume:	**258,928,809**
Volume-Weighted Average Price:	
Last 1-Month	$160.69
Last 3-Month	165.58
Since 12/2/09	156.73


Shares Traded
200,000,000
150,000,000
100,000,000
50,000,000
0
$65.00-$137.00
$137.00-$142.00
$142.00-$147.00
$147.00-$152.00
$152.00-$157.00
$157.00-$162.00
$162.00-$167.00
$167.00-$175.00

	$65.00-$137.00	$137.00-$142.00	$142.00-$147.00	$147.00-$152.00	$152.00-$157.00	$157.00-$162.00	$162.00-$167.00	$167.00-$175.00
% Traded	*1%*	*6%*	*3%*	*11%*	*27%*	*30%*	*12%*	*10%*
% Cumulative	*1%*	*7%*	*10%*	*21%*	*48%*	*78%*	*90%*	*100%*

From April 7, 2008 to Present

Total Volume:	**510,027,707**
Volume-Weighted Average Price:	
Last 1-Year	$156.68
Last 2-Years	137.54
Since 4/7/08	135.90


Shares Traded
200,000,000
150,000,000
100,000,000
50,000,000
0
$65.00-$137.00
$137.00-$142.00
$142.00-$147.00
$147.00-$152.00
$152.00-$157.00
$157.00-$162.00
$162.00-$167.00
$167.00-$175.00

	$65.00-$137.00	$137.00-$142.00	$142.00-$147.00	$147.00-$152.00	$152.00-$157.00	$157.00-$162.00	$162.00-$167.00	$167.00-$175.00
% Traded	*34%*	*5%*	*5%*	*7%*	*16%*	*16%*	*8%*	*8%*
% Cumulative	*34%*	*39%*	*44%*	*52%*	*68%*	*84%*	*92%*	*100%*

Source: Factset. Based on daily high and low share price data as of December 13, 2010.
(a) Based on Apple's basic share outstanding, excluding treasury shares.

Apple Research Analyst Perspectives – Forecasts

($ in millions, except per share data)

		REVENUE				EBITDA				EPS			
Broker	Date	2010E	2011E	2012E	2013E	2010E	2011E	2012E	2013E	2010E	2011E	2012E	2013E
BMO Capital Markets	10/21/2010	$7,152	$7,654	$8,273	--	$2,856	$3,124	$3,428	--	$7.70	$8.42	$9.28	--
Buckingham Research	10/21/2010	7,004	7,675	--	--	2,827	3,130	--	--	7.68	8.50	--	--
Collins Stewart	10/21/2010	7,060	7,854	8,146	8,753	--	--	--	--	7.58	8.34	9.21	10.11
SunTrust Robinson	10/21/2010	7,166	7,743	--	--	2,858	3,166	--	--	7.73	8.50	--	--
Wells Fargo	10/21/2010	7,138	7,713	8,255	8,712	2,924	3,196	3,497	3,724	7.67	8.33	9.10	9.54
Piper Jaffray	10/22/2010	7,159	7,828	8,432	9,071	2,807	3,134	3,437	3,740	7.63	8.49	9.39	10.34
Jefferies	10/22/2010	7,173	7,784	8,527	--	--	--	--	--	7.68	8.40	9.40	--
Citigroup	10/21/2010	7,138	7,668	8,163	8,649	2,861	3,276	3,577	3,864	7.63	8.40	9.29	10.13
UBS	10/21/2010	7,186	7,793	8,370	8,983	2,871	3,121	3,390	3,693	7.72	8.85	10.00	11.45
JP Morgan	10/20/2010	7,174	7,743	8,263	--	--	--	--	--	7.68	8.50	9.30	--
	High	$7,186	$7,854	$8,527	$9,071	$2,924	$3,276	$3,577	$3,864	$7.73	$8.85	$10.00	$11.45
	Mean	7,135	7,745	8,304	8,834	2,858	3,164	3,466	3,755	7.67	8.47	9.37	10.31
	Median	7,155	7,743	8,268	8,753	2,858	3,134	3,437	3,732	7.68	8.46	9.30	10.13
	Low	7,004	7,654	8,146	8,649	2,807	3,121	3,390	3,693	7.58	8.33	9.10	9.54

Memo:

Apple Mgmt. Estimates	$7,100	$7,742	$8,387	$9,245	$2,903	$3,196	$3,487	$3,858	$7.67	$8.46	$9.28	$10.34
Delta to Median	($55)	($1)	$119	$492	$45	$62	$50	$126	($0.01)	$0.00	($0.01)	$0.21

Source: Research analyst estimates and Apple management estimates.

Apple Research Analyst Perspectives – Price Targets

($ per share)

Broker	Date	Rating	Valuation Methodology	Price Target
BMO Capital Markets	11/15/2010	Hold	P/CY2010 EPS (23-24x)	$181.00
Buckingham Research	10/21/2010	Hold	N/A	N/A
Collins Stewart	10/21/2010	Buy	Blended P/E, DCF, SOTP	180.00
SunTrust Robinson	10/21/2010	Buy	DCF + Acquisition Premium	192.00
Wells Fargo[(a)]	10/21/2010	Hold	Expected Merger	162.00
Piper Jaffray	10/22/2010	Hold	P/CY2012 EPS (20.5x)	192.00
Jefferies	10/22/2010	Hold	Blended P/E, PEG, and DCF	180.00
Citigroup	10/21/2010	Buy	Expected Merger	181.00
UBS	10/21/2010	Hold	P/CY2011 EPS (18-19x)	168.00
JP Morgan	10/20/2010	Hold	P/CY2012 EPS (19x)	181.00

Current Price:	**$160.72**
52-wk High:	**170.18**
52-wk Low:	**135.00**

High	**$192.00**
Mean	**179.67**
Median	**181.00**
Low	**162.00**

Source: Research analyst reports.

(a) For Wells Fargo, using median of target price range of $161-$163.

Apple Ownership Profile

(shares in thousands)

	Shares Owned	% Owned (a)	Estimated Cost Basis per Share (b)
Top Institutional Shareholders:			
AllianceBernstein	9,828	3.3%	$86.55
Jennison Associates	4,141	1.4%	95.45
JGD Management	3,792	1.3%	157.89
Janus Capital Mgmt	3,726	1.2%	60.86
SAC Capital Advisors	3,346	1.1%	153.90
BlackRock Fund Advisors	1,770	0.6%	128.79
Franklin Mutual Advisers	1,674	0.6%	153.30
Morgan Stanley	1,585	0.5%	128.69
Deutsche Bank Inv Mgmt	1,575	0.5%	145.22
Paulson & Co.	1,360	0.5%	151.94
Mason Capital Mgmt	1,327	0.4%	157.65
Farallon Capital Mgmt	1,247	0.4%	150.22
Canyon Capital Advisors	1,093	0.4%	154.19
Gruss Asset Mgmt	1,050	0.3%	156.88
Calamos Advisors	1,029	0.3%	101.98
Magnetar Financial	888	0.3%	158.36
Pentwater Capital Mgmt	886	0.3%	155.07
Carlson Capital	765	0.3%	153.93
Westfield Capital Mgmt	759	0.3%	137.13
State Street Global Advisors	742	0.2%	136.27
Top 10 Institutions	**32,797**	**10.9%**	**104.31**
Top 20 Institutions	**42,584**	**14.1%**	**109.40**

FULLY DILUTED OWNERSHIP SPLIT (c)


Management & Insiders 1%
Institutional & Retail 24%
Nectarine 75%

Note: Based on Factset LionShares and quarterly holdings reports filed by institutional shareholders as of December 13, 2010.
(a) % ownership for top 20 institutional shareholders based on basic shares outstanding (excluding Apple treasury shares).
(b) Cost basis relies on subjective estimates and is calculated by applying volume-weighted average share price each quarter against reported change in ownership each quarter. Represents cost basis of purchased shares (excluding impact from any sale of shares).
(c) Excludes Apple treasury shares. Includes all outstanding options, SSARs, RSUs and PSUs based on the treasury method.

III Apple Financial Analysis

Apple Management Forecast

($ in millions)

Based on Apple's Strategic Plan presented to the Board on September 30, 2010

	Fiscal Year Ending December 31,					CAGR
	2009A	2010E	2011E	2012E	2013E	'10 - '13
Revenue	**$6,499**	**$7,100**	**$7,742**	**$8,387**	**$9,245**	***9.2%***
% Growth	*3.3%*	*9.2%*	*9.0%*	*8.3%*	*10.2%*	
Gross Profit	**$4,885**	**$5,453**	**$5,881**	**$6,382**	**$7,111**	***9.3%***
% Margin	*75.2%*	*76.8%*	*76.0%*	*76.1%*	*76.9%*	
Operating Expense:						
SG&A	($1,959)	($2,088)	($2,168)	($2,260)	($2,485)	
R&D	(665)	(745)	(843)	(983)	(1,157)	
EBIT	**$2,261**	**$2,620**	**$2,870**	**$3,139**	**$3,468**	***9.8%***
% Margin	*34.8%*	*36.9%*	*37.1%*	*37.4%*	*37.5%*	
Net Income	**$2,008**	**$2,330**	**$2,577**	**$2,838**	**$3,175**	***10.9%***
% Margin	*30.9%*	*32.8%*	*33.3%*	*33.8%*	*34.3%*	
EPS	**$6.66**	**$7.67**	**$8.46**	**$9.28**	**$10.34**	***10.4%***
% Growth	*(1.8%)*	*15.1%*	*10.2%*	*9.7%*	*11.4%*	
Memo:						
EBITDA	**$2,479**	**$2,903**	**$3,196**	**$3,487**	**$3,858**	***9.9%***
% Margin	*38.1%*	*40.9%*	*41.3%*	*41.6%*	*41.7%*	
% Growth	*2.9%*	*17.1%*	*10.1%*	*9.1%*	*10.6%*	

Note: SG&A includes amortization.

Apple Valuation Analysis Summary

METHODOLOGY | **IMPLIED APPLE VALUATION ($ PER SHARE)** | **COMMENTS**



$50.00
$100.00
$150.00
$200.00
$250.00
$150.00
$189.00
$160.00
$166.00
$116.00
$171.00
$134.00
$137.00
$96.00
$137.00
$146.00
$175.00
$120.00
$161.00
$152.00
$175.00
$135.00
$170.18
Current Price: $160.72
Offer Price: $168.00

DCF Analysis
- WACC: 8.5% - 9.5%
- Perpetuity growth rate: 2.0% - 3.0%

Comparable Company Analysis (PE)

Allergan
- 2010E P/E: 21.9x
- 2011E P/E: 19.1x

Comparables
- Range based on Median to High:
  - 2010E P/E: 16.1x – 22.5x
  - 2011E P/E: 13.7x – 19.8x

Comparable Company Analysis (EBITDA)

Allergan
- 2010E EV/EBITDA: 13.4x
- 2011E EV/EBITDA: 11.9x

Comparables
- Range based on Median to High:
  - 2010E EV/EBITDA: 9.2x – 13.5x
  - 2011E EV/EBITDA: 8.4x – 12.0x

Precedent M&A Transactions

LTM EBITDA
- Range based on Median to High:
  - 2010E (LTM) EV/EBITDA: 14.4x – 17.4x

NTM EBITDA
- Range based on Median to High:
  - 2011E (NTM) EV/EBITDA: 11.7x – 16.0x

Minority Squeeze-out Premiums
- Range based on Mean to Median:
  - 1-day prior, 1-month average, 3-month average and 6-month average premiums applied to Apple's comparable unaffected prices

52- Week Trading Range

Note: Based on approximately 306.6 million fully diluted shares currently outstanding and net debt as of 12/31/10 (per management).

DCF Forecast Methodology

- **Projections for 2011 to 2013 based on the Strategic Plan developed by Apple management and presented to the Board on September 30, 2010 (see page 13)**
- **Terminal Methodology:**
  - Non-steady state interim terminal value period from 2014-2022 based on management guidance ("Interim Terminal Value") [a]
    - — Top-line revenue growth of 7%-8% per year for the surgical segment, 5%-6% per year for the pharmaceutical segment, and 4%-5% per year for the consumer segment [a]
      - Equates to a blended average top-line growth rate of approximately 6.5% per year [a]
    - — Operating margins held constant at 2013 projected margins [a]
    - — Taxes projected to increase on a straight-line basis from 11.5% in 2013 by approximately 1% each year due to Swiss 'tax holiday' considerations [a]
    - — Depreciation equal to capital expenditures [a]
  - Steady state perpetuity terminal value post-2022 based on a perpetuity growth rate of 2-3% and tax rate of 27% ("Perpetuity Terminal Value")
- **Discounted to December 31, 2010**
  - Net debt as of December 31, 2010 per year-end balance sheet provided by Apple management
- **Weighted average cost of capital of 8.5%-9.5% (see page 20)**

(a) Provided during diligence with Apple management.

Apple Discounted Cash Flow Analysis

($ in millions, except for per share data)

Discount Rate	(1) NPV of Cash Flows '11 -'13	(2) NPV of Interim Term. Value '14 -'22	(3) NPV of Perpetuity Terminal Value With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%	(2) + (3) = (4) Total Terminal Value With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%
8.5%	$6,706	$18,003	$25,421	$27,675	$30,338	$43,424	$45,678	$48,341
9.0%	6,644	17,371	22,338	24,175	26,317	39,710	41,546	43,688
9.5%	6,583	16,767	19,735	21,248	22,994	36,502	38,015	39,761

Discount Rate	(1) + (4) Total Enterprise Value (TEV) With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%	Less: Net Debt/ (Cash)	Total Equity Value With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%	Price per Share With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%
8.5%	$50,130	$52,384	$55,047	($2,917)	$53,047	$55,300	$57,964	$173.02	$180.37	$189.06
9.0%	46,354	48,190	50,333	(2,917)	49,271	51,107	53,249	160.70	166.69	173.68
9.5%	43,085	44,599	46,345	(2,917)	46,002	47,515	49,261	150.04	154.98	160.67

Discount Rate	Interim Terminal Value as % TEV With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%	NPV of Perpetuity Terminal Value as % TEV With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%	Total Terminal Value as % TEV With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%
8.5%	36%	34%	33%	51%	53%	55%	87%	87%	88%
9.0%	37%	36%	35%	48%	50%	52%	86%	86%	87%
9.5%	39%	38%	36%	46%	48%	50%	85%	85%	86%

Discount Rate	Implied TV/2013E EBITDA Multiple With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%	Implied TEV/2011E EBITDA Multiple With Perpetuity Growth Rate of: 2.0%	2.5%	3.0%
8.5%	14.4x	15.1x	16.0x	15.7x	16.4x	17.2x
9.0%	13.3	13.9	14.7	14.5	15.1	15.7
9.5%	12.4	12.9	13.5	13.5	14.0	14.5

Note: Valuation date of December 31, 2010.

Comparable Companies Analysis

($ in millions)

Company	Equity Value	% 52-Wk High	Enterprise Value	Ent. Value / Rev. 2010E	Ent. Value / Rev. 2011E	Ent. Value / EBITDA 2010E	Ent. Value / EBITDA 2011E	PE 2010E	PE 2011E	PEG 2010E	PEG 2011E
Johnson & Johnson	$172,421	94%	$162,127	2.52x	2.61x	8.2x	7.7x	13.0x	12.4x	2.2x	2.1x
Abbott Laboratories	73,809	84%	88,754	2.32	2.53	8.4	7.7	11.4	10.2	1.2	1.0
Medtronic	39,316	78%	46,337	2.82	2.91	8.4	7.6	10.1 (a)	9.2 (a)	1.1	1.0
Baxter International	29,609	82%	31,921	2.34	2.46	8.4	8.0	12.7	11.9	1.3	1.2
Allergan	22,935	93%	21,422	4.12	4.44	13.4	11.9	21.9	19.1	1.5	1.3
Stryker	21,279	90%	17,780	2.29	2.45	8.0	7.5	16.1	14.6	1.5	1.4
St. Jude Medical	14,195	96%	16,060	2.85	3.15	10.0	9.1	13.7	12.5	1.1	1.0
Essilor International	13,920	98%	14,763	2.65	2.88	13.5	12.0	22.5	19.8	1.7	1.5
Hospira	9,664	94%	10,758	2.49	2.70	9.9	8.5	16.0	12.9	1.3	1.0
Hologic	4,603	89%	5,813	3.29	3.43	7.4	8.6	13.9 (a)	12.7 (a)	1.7	1.6
Cooper	2,757	100%	3,401	2.55	2.67	13.1	10.5	16.5	14.9	1.0	0.9
Carl Zeiss Meditec AG	1,446	94%	1,250	1.30	1.36	10.7	8.4	17.5	16.0	1.8	1.6
High	**$172,421**	**100%**	**$162,127**	**4.12x**	**4.44x**	**13.5x**	**12.0x**	**22.5x**	**19.8x**	**2.2x**	**2.1x**
Mean	**33,830**	**91%**	**35,032**	**2.63**	**2.80**	**10.0**	**9.0**	**16.1**	**14.4**	**1.4**	**1.3**
Median	**17,737**	**93%**	**16,920**	**2.53**	**2.69**	**9.2**	**8.4**	**16.1**	**13.7**	**1.4**	**1.2**
Low	**1,446**	**78%**	**1,250**	**1.30**	**1.36**	**7.4**	**7.5**	**10.1**	**9.2**	**1.0**	**0.9**
Memo:											
Nectarine	**$126,158**	**91%**	**$145,126**	**2.55x**	**2.86x**	**9.1x**	**8.2x**	**10.8x**	**10.2x**	**1.5x**	**1.4x**
Apple	**49,276**	**94%**	**46,359**	**6.53**	**5.99**	**16.0**	**14.5**	**20.9**	**19.0**	**2.0**	**1.8**

Source: Company filings and I/B/E/S consensus estimates.

(a) Medtronic and Hologic P/E's are excluded from summary statistics due to research analysts forecasting EPS on a cash basis for both companies.

Precedent Healthcare M&A Transactions

($ in millions)

Represents completed healthcare transactions > $5 billion since January 2006 where the target's revenue growth was forecasted to grow between 5% and 10% from LTM to NTM, plus the Abbott Labs/Advanced Medical Optics and Warburg Pincus/Bausch & Lomb transactions as the only sizeable ophthalmology transactions in the relevant period

DATE	ACQUIROR	TARGET	CASH/ STOCK	TRANS VALUE	TV / EBITDA LTM	TV / EBITDA NTM
Feb-10	Merck KGaA	Millipore	Cash	$7,146	17.4x	16.0x
Jan-09	Abbott Labs	Advanced Medical Optics	Cash	2,768	9.5	8.3
Apr-08	Takeda Pharma	Millennium Pharma	Cash	7,959	nm	nm
Jun-08	Invitrogen	Applied Biosystems	Stock/Cash	6,150	12.6	11.6
Jul-07	Siemens	Dade Behring	Cash	7,124	16.5	15.4
May-07	Warburg Pincus	Bausch & Lomb	Cash	3,974	16.1	9.9
Apr-07	AstraZeneca	MedImmune	Cash	15,229	nm	nm
Dec-06	Blackstone Group	Biomet	Cash	10,941	15.5	13.5
Jun-06	Siemens	Bayer Diagnostics	Cash	5,266	na	na
Jun-06	Johnson & Johnson	Pfizer Consumer Healthcare	Cash	16,600	na	na
May-06	Thermo Electron	Fisher Scientific	Stock	11,990	13.4	11.4
Mar-06	Bayer	Schering	Cash	19,175	12.9	11.9

	LTM	NTM
High	17.4x	16.0x
Mean	14.2	12.2
Median	14.4	11.7
Low	9.5	8.3

Note: Based on company filings and research analyst estimates. NTM sales and EBITDA per research analyst estimates at time of acquisition. TV/EBITDA multiples >35.0x are shown as "nm".

Minority Squeeze-Out Premiums

($ in millions, except for per share data)

Represents transactions for U.S. and European targets since 2006 with a transaction value > $1bn and where the acquiror owned between 50% and 80%

Date Announced	Target	Target Country	Acquiror	% Sought	% Acquired	Deal Value (USD)	Initial Offer Per Share (USD)	Final Offer Per Share (USD)	Final Offer Premium			
									1-Day Prior	1-M Avg	3-M Avg	6-M Avg
06/02/10	Gerdau Ameristeel Corp	United States	Gerdau Steel North America Inc	33.7	33.7	$1,607	$11.00	$11.00	53.4%	47.5%	43.2%	39.3%
01/13/10	Telmex Internacional SAB de CV	Mexico	America Movil SAB de CV	39.3	32.9	2,974	0.91	0.91	0.4%	0.0%	13.2%	24.8%
12/17/09	Immoeast AG	Austria	Immofinanz AG	45.4	45.4	2,128	5.69	5.69	(9.3%)	(13.4%)	(10.0%)	11.2%
09/04/09	Odyssey Re Holdings Corp	United States	Fairfax Financial Holdings Ltd	27.0	24.4	1,041	60.00	65.00	29.4%	34.4%	47.4%	55.9%
02/26/09	Union Fenosa SA	Spain	Gas Natural SDG SA	35.0	35.0	10,498	23.04	23.04	1.8%	1.4%	(0.1%)	(0.3%)
02/23/09	Alleanza Assicurazioni SpA	Italy	Assicurazioni Generali SpA	49.6	49.6	2,436	5.48	5.48	2.6%	(16.2%)	(22.4%)	(24.0%)
02/20/09	Endesa SA	Spain	Enel SpA	25.0	25.0	12,114	264.69	43.22	42.7%	40.4%	29.5%	24.2%
10/30/08	Distrigaz SA	Belgium	ENI G&P Belgium SpA	42.8	42.8	2,634	8,770.20	8,770.20	4.1%	0.5%	(7.4%)	(11.0%)
07/21/08	Genentech Inc	United States	Roche Holding AG	44.2	40.0	46,695	89.00	95.00	16.1%	22.2%	29.8%	27.9%
04/26/08	UnionBanCal Corp,CA	United States	Bank of Tokyo-Mitsubishi UFJ	34.6	33.6	3,808	58.00	73.50	38.6%	46.5%	50.3%	49.1%
03/10/08	Nationwide Finl Svcs Inc	United States	Nationwide Mutual Insurance Co	33.5	33.5	2,862	47.20	52.25	37.8%	23.7%	22.1%	11.2%
11/09/07	Cosmote Telecommunications	Greece	Hellenic Telecommunications SA	32.2	32.2	4,142	38.46	38.46	4.7%	10.5%	17.3%	20.8%
07/25/07	Banca CR Firenze SpA	Italy	Intesa SanPaolo SpA	40.3	40.3	2,914	8.80	8.80	(1.3%)	0.7%	2.3%	15.4%
05/24/07	Codan Forsikring AS	Denmark	RSA Overseas Holdings BV	24.7	24.7	1,397	109.01	109.01	15.2%	13.5%	15.9%	15.9%
11/20/06	TD Banknorth Inc	United States	Toronto-Dominion Bank	43.0	43.0	3,232	32.33	32.33	6.5%	8.8%	10.0%	11.1%
10/23/06	Shell Canada Ltd	Canada	Royal Dutch/Shell Group	22.0	22.0	6,917	35.48	39.92	36.9%	42.0%	27.5%	18.4%
07/04/06	Banca Fideuram SpA	Italy	Eurizon Financial Group	26.6	19.1	1,122	6.40	6.40	10.6%	20.9%	13.2%	10.4%

	1-Day Prior	1-M Avg	3-M Avg	6-M Avg
75th Percentile	36.9%	34.4%	29.5%	24.8%
Mean	17.1%	16.7%	16.6%	17.7%
Median	10.6%	13.5%	15.9%	15.9%
25th Percentile	2.6%	0.7%	2.3%	11.1%

Source: Company filings, press releases, Bloomberg, Factiva

Note: Includes select U.S. and European transaction greater than $1bn since 2006.

Weighted-Average Cost of Capital Analysis

($ in millions)

Company	Levered Beta (a)	Unlevered Beta (b)	Net Debt / Cap. Ratio	Net Debt / Equity Ratio	Net Debt (c)	Market Equity Value (d)
Johnson & Johnson	0.56	0.56	(6.3%)	(6.0%)	($10,294)	$172,421
Abbott Laboratories	0.67	0.56	16.8%	20.2%	14,946	73,809
Medtronic	0.95	0.81	15.2%	17.9%	7,021	39,316
Baxter International	0.83	0.77	7.2%	7.8%	2,312	29,609
Allergan	0.73	0.73	(7.1%)	(6.6%)	(1,513)	22,935
Stryker	0.80	0.80	(19.7%)	(16.4%)	(3,499)	21,279
St. Jude Medical	0.79	0.70	11.6%	13.1%	1,865	14,195
Essilor International	0.63	0.60	5.7%	6.1%	843	13,920
Hospira	0.71	0.64	10.2%	11.3%	1,094	9,664
Hologic	1.06	0.84	20.8%	26.3%	1,211	4,603
Cooper	0.87	0.71	18.9%	23.3%	643	2,757
Carl Zeiss Meditec AG	0.59	0.59	(15.7%)	(13.6%)	(196)	1,446
Mean	**0.76**	**0.69**	**4.8%**	**7.0%**	**$1,203**	**$33,830**
Median	**0.76**	**0.71**	**8.7%**	**9.6%**	**968**	**17,737**

Assumptions	
Marginal Tax Rate	35.0%
Risk Free Rate of Return (e)	4.31%
Market Risk Premium (f)	6.70%

Debt / Cap.	Debt / Equity	Unlevered Beta	Levering Factor (g)	Levered Beta	Cost of Equity (h)	Weighted Average Cost of Capital (i)				
Pre-Tax / After-Tax Cost of Debt						5.00% / 3.25%	5.50% / 3.58%	6.00% / 3.90%	6.50% / 4.23%	7.00% / 4.55%
0%	0%	0.71	1.00	0.71	9.05%	9.05%	9.05%	9.05%	9.05%	9.05%
5%	5%	0.71	1.03	0.73	9.21%	8.91%	8.93%	8.95%	8.96%	8.98%
10%	11%	0.71	1.07	0.76	9.39%	8.78%	8.81%	8.84%	8.87%	8.91%

Table Average	8.95%

Source: Company filings, Wall Street research, and Factset.

(a) Levered Barra Betas dated November 30, 2010.
(b) Unlevered Beta = Levered Beta / [1+(1-Tax Rate)(Net Debt / Equity)].
(c) Net Debt includes short term debt, long term debt, minus cash.
(d) Based on closing stock prices as of December 13, 2010.
(e) Risk Free Rate is 30-year US Treasury Bond yield as of December 13, 2010.
(f) Arithmetic average historical spread between large company stock total returns and long-term government bond income returns (source: Ibbotson Associates).
(g) Levering Factor = [1+(1- Tax Rate)(Debt / Equity)].
(h) Cost of Equity = Risk Free Rate of Return + (Levered Beta)(Equity Risk Premium).
(i) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt / Cap.) + (Cost of Equity)(Equity / Cap.).

IV Consideration Analysis

Nectarine Share Price Performance Since January 1, 2008

As part of the transaction, Apple's minority shareholders will receive 215 million shares, representing 9% of Nectarine's fully-diluted shares outstanding and approximately 25 days of Nectarine's 30-day average daily trading volume (Swiss + NYSE)



CHF 75
CHF 50
CHF 25
CHF 0
04 Jun 2008
Nectarine signs agreement to acquire Protez Pharmaceuticals for $402 million
07 Jul 2008
Nectarine closes $10.6bn transaction with Chocolate
25 Sept 2008
Nectarine completes acquisition of remining 38.6% stake in Speedel Holding AG for $381 million in cash
04 Jan 2010
Nectarine agrees to acquire 52.2% stake in Apple
CHF 53.10
09 Oct 2008
Afinitor granted priority review by FDA
26 Aug 2010
Nectarine completes acquisition of 52.2% stake in Apple
07 Apr 2008
Nectarine offers $10.6bn to acquire 24.7% stake in Apple from Chocolate
24 Feb 2009
Nectarine shareholders approve 25% dividend increase
17 Jan 2008
Necartine reports Q4:07 results below consensus and guides analysts to "low-single digit revenue growth" in pharmaceuticals
Financial Crisis
Volume (in 000's)
40,000
30,000
20,000
10,000
0
Jan-08
Aug-08
Mar-09
Oct-09
May-10
Dec-10

Period High	CHF 65.45
Period Low	39.64
Average:	
3-Month	CHF 55.84
6-Month	54.25
1-Year	55.20

Shares O/S		2,637,623
% Float		*78.1%*
Avg. Daily Vol.	**SIX**	**NYSE**
3-Mo. Avg.	4,977	4,006
6-Mo. Avg.	4,991	3,529
1-Yr. Avg.	5,728	3,196

Indicates earnings below consensus estimates *Indicates earnings in-line with consensus estimates* *Indicates earnings above consensus estimates*

Source: Company websites and Factset
Note Represents historical daily prices through December 13, 2010.

Nectarine P&L Forecasts

($ in US millions, except per share data)

Research analysts have not yet adopted a uniform method of accounting for Apple in Nectarine's P&L

Accretion/dilution calculations suggest that, without synergies, an acquisition of Apple's minority shares is 3.5-4.0% dilutive and needs $650-$700 million in pre-tax synergies to reach breakeven (vs. Nectarine's public statements that it can generate an incremental $100 million in synergies by acquiring Apple's minority shares)

		REVENUE			EBITDA			EPS		
Broker	Date	2010E	2011E	2012E	2010E	2011E	2012E	2010E	2011E	2012E
CA Chevreux	10/20/2010	$50,733	$55,685	$55,750	$14,708	$16,140	$16,351	$4.02	$3.88	$4.06
Nomura Equity Research	12/3/2010	51,229	55,513	57,382	19,488	19,752	20,530	5.39	5.96	6.46
Societe Generale	11/2/2010	51,027	55,352	56,286	13,873	14,803	15,147	4.28	4.06	4.17
Deutsche Bank	11/22/2010	51,700	58,494	60,369	16,088	18,513	19,343	5.21	5.76	6.09
Collins Stewart	11/18/2010	50,218	56,229	56,362	15,801	17,579	17,492	5.20	5.59	5.63
Bernstein Research	10/25/2010	51,334	57,081	58,272	--	--	--	5.16	4.87	5.33
Berenberg Bank	11/11/2010	50,926	58,820	60,149	16,292	21,163	21,885	4.60	5.16	5.52
Jefferies	11/8/2010	50,537	56,447	57,646	16,200	18,200	19,000	5.21	5.25	5.47
Credit Suisse	12/7/2010	51,205	57,833	57,723	16,296	18,145	18,510	5.00	5.25	5.41
UBS	11/18/2010	50,799	57,875	61,739	18,222	22,062	23,520	4.99	5.65	6.36
Morgan Stanley	11/12/2010	53,922	56,765	58,810	15,541	15,159	16,038	5.25	5.67	5.75
JPMorgan	12/3/2010	50,150	56,495	58,843	14,601	17,504	19,137	5.04	5.31	5.79
Bank of America	11/22/2010	50,482	57,795	60,123	17,929	21,880	22,734	5.19	5.74	5.96
	High	**$53,922**	**$58,820**	**$61,739**	**$19,488**	**$22,062**	**$23,520**	**$5.39**	**$5.96**	**$6.46**
	Mean	**51,097**	**56,953**	**58,420**	**16,253**	**18,408**	**19,141**	**4.96**	**5.24**	**5.54**
	Median	**50,926**	**56,765**	**58,272**	**16,144**	**18,173**	**19,069**	**5.16**	**5.31**	**5.63**
	Low	**50,150**	**55,352**	**55,750**	**13,873**	**14,803**	**15,147**	**4.02**	**3.88**	**4.06**

Credit Suisse's research report dated 12/7/10 (which consolidates Apple's earnings) was the basis for the Nectarine diligence call.

Source: Research analyst estimates. Nectarine reports in USD.

Nectarine Research Analyst Perspectives

($ per share)

Broker	Date	Rating	Valuation Methodology	Price Target
CA Chevreux	10/20/2010	Sell	N/A	CHF 48.00
Nomura Equity Research	12/3/2010	Buy	P/E & DCF	65.00
Societe Generale	12/2/2010	Buy	P/E	65.00
Deutsche Bank	11/22/2010	Buy	P/E & DCF	66.00
Collins Stewart	11/18/2010	Buy	N/A	75.00
Bernstein Research	10/25/2010	Buy	P/E (12.5x 2011 EPS)	62.00
Berenberg Bank	11/11/2010	Hold	N/A	62.50
Jefferies	11/8/2010	Buy	P/E (2011E EPS)	67.00
Credit Suisse	12/7/2010	Buy	DCF	61.00
UBS	11/18/2010	Buy	DCF, EV/EBITDA, P/E Blend	73.60
Morgan Stanley	11/12/2010	Buy	DCF	62.00
JPMorgan	12/3/2010	Buy	SOTP	67.60
Bank of America	11/22/2010	Buy	DCF	66.00

Current Price:	**CHF 53.10**
52-wk High:	**60.25**
52-wk Low:	**50.55**

High	**CHF 75.00**
Mean	**64.67**
Median	**65.00**
Low	**48.00**

Credit Suisse's research report dated 12/7/10 (which consolidates Apple's earnings) was the basis for the Nectarine diligence call.

Source: Wall Street research.

"**We think that investors should use 1Q 2011 to build positions as positive catalysts become clear from this point.** We expect the key overhangs of Apple minorities and Lucentis CATT data to be positively resolved during 1Q. Gilenya launch momentum should also build together with EU Gilenya approval (Dec'10/Jan'11) and P3 Ilaris data in gout."
Credit Suisse, December 7, 2010

"**Nectarine remains our top pick as we expect unrivalled upside from biosimilars, recent launches and the pipeline to crystallise in the coming months and years.** We applaud Nectarine's commitment to innovation, which the company most recently reiterated at the Premium Review conference and during its 17 November Investor Day."
Societe Generale, December 3, 2010

"**Nectarine sees Apple as adding a fifth pillar of growth.** Although **no update was given on completion of the acquisition of the minority or on details on synergies,** Jon Symonds highlighted that while it would be challenging to improve margins Apple's asset efficiency and CFROI could be improved through growth."
Deutsche Bank, November 22, 2010

"**Although we believe more than USD 200 million of the USD 300 million in total potential pre-tax annual cost synergies are available through our 77% majority ownership,** our view is that the existing ownership structure is suboptimal for the business, employees and minority shareholders."
Nectarine CEO to Apple's Board, January 3, 2010

Analyst Estimates Over Time

($ per share)


CHF 100.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Dec-09
Jan-10
Feb-10
Mar-10
Apr-10
May-10
Jun-10
Jul-10
Aug-10
Sep-10
Oct-10
Nov-10
CHF 64.33
CHF 53.10
Buy
Hold
Sell
Stock Price
Median Target Price

RATINGS (% of TOTAL)												
BUY	68%	65%	67%	68%	68%	66%	69%	71%	80%	81%	78%	78%
SELL	21%	24%	21%	21%	21%	23%	19%	20%	11%	11%	14%	14%
HOLD	12%	12%	12%	12%	12%	11%	11%	9%	9%	8%	8%	8%

Source: Thomson Financial and Factset.

Nectarine Comparable Trading Comparisons

($ in US millions)

Company	Price as of 12/13/10	% of 52-week High	Market Value	P/E 2010E	P/E 2011E	P/E 2012E	L/T Growth	PEG 2010E	PEG 2011E	PEG 2012E
Abbott Laboratories	$47.48	84.4%	$73.8	11.4x	10.2x	9.5x	9.9 %	1.2x	1.0x	1.0x
AstraZeneca	48.39	90.1%	68.3	4.7	4.7	4.9	3.8	1.2	1.2	1.3
Bayer	76.71	97.7%	63.4	14.0	13.0	11.5	11.5	1.2	1.1	1.0
Bristol-Myers Squibb	26.26	94.0%	44.9	12.2	11.7	13.1	2.3	5.2	5.0	5.7
Eli Lilly	34.97	91.9%	38.4	7.4	7.9	9.2	(6.2)	NM	NM	NM
GlaxoSmithKline	19.87	93.5%	103.2	12.4	10.5	9.6	4.1	3.1	2.6	2.4
Johnson & Johnson	61.86	93.7%	172.4	13.0	12.4	11.5	6.0	2.2	2.1	1.9
Merck	36.10	88.0%	111.2	10.7	9.5	9.0	5.8	1.8	1.6	1.5
Nectarine	54.88	91.2%	126.2	10.8	10.2	9.9	7.2	1.5	1.4	1.4
Pfizer	17.19	86.0%	137.7	7.8	7.5	7.8	3.2	2.4	2.3	2.4
Roche	146.35	76.1%	148.1	10.9	9.8	9.0	9.9	1.1	1.0	0.9
Sanofi-Aventis	69.71	84.9%	91.7	7.2	7.3	8.0	(2.0)	NM	NM	NM
			Median	**10.8x**	**10.0x**	**9.3x**	**4.9 %**	**1.7x**	**1.5x**	**1.5x**
			Mean	**10.2**	**9.6**	**9.4**	**4.6**	**1.8**	**1.7**	**1.6**

Source: Company Filings, and Factset

Note: Market data as of 12/13/10. All financial data converted to USD based on exchange rates as of 12/13/10.

Appendix

Nectarine/Chocolate – Key Historical Events

TIMING	EVENTS
PRE-2008	■ Chocolate acquired Apple in 1977 for $280 million and subsequently spins-off 25% through an IPO in March 2002 ▪ No subsequent public offerings of additional shares but as a result of open market share repurchases by Apple, Chocolate's stake increased to 77% by 2008
APR 2008	■ On 4/7/08 Nectarine agreed to acquire a 25% stake in Apple from Chocolate for $10.6 billion, or $143.18 per share (representing a three-month volume-weighted average price) and entered into a call/put option on the remaining 52% stake ▪ Nectarine's fixed-value call option could be exercised between 1/1/10 and 7/31/2010 for $28 billion, or $180 per share (a 22% premium to Apple's spot price and a 26% premium to the $143.18 per share paid on 4/7/08) ▪ Chocolate's put option could be exercised between 1/1/2010 and 7/31/2010 at a 20.5% premium to Apple's share price prior to exercise (with a maximum price of $180 per share) ■ As part of the agreement, Apple altered its Board to consist of 5 Chocolate designees, 1 Nectarine designee, 3 independents and Apple's CEO (occurred 5/6/08) ▪ Apple subsequently formed an Independent Director Committee (IDC) (occurred 12/9/08) ■ No obligation for Nectarine to purchase the minority shares
DEC 2009	■ On 12/2/09, UBS' research analyst published a report commenting on Nectarine's rationale for fully acquiring Apple, prompting takeover speculation ▪ Apple's trading volume the following day was 4mm shares, representing almost 2x its maximum volume on any single day during the prior twelve months

TIMING	EVENTS
JAN 2010	■ On 1/4/10, Nectarine exercised its call option to acquire Chocolate's remaining 52% stake in Apple for $180 per share plus interest charges as specified in the agreement ▪ At closing, Chocolate's 5 Board designees will be replaced by Nectarine's designees ▪ Nectarine expected to close the transaction in H2 2010 ■ Simultaneously on 1/4/10, Nectarine proposed to acquire Apple's remaining 25% publicly held minority shares, implying a value of $153 per share, by exchanging each Apple share for 2.8 shares of Nectarine ▪ Apple's share price the day prior to announcement was $164.35 per share ■ On 1/20/10, Apple's IDC declined Nectarine's proposal, deeming it inadequate
JUL 2010	■ On 7/8/10, Apple's IDC created a litigation trust funded with $50 million for the benefit of Apple's minority shareholders ▪ The trust will terminate if and when the IDC recommends a transaction between Apple and Nectarine
AUG 2010	■ On 8/26/10, Nectarine closed its transaction to acquire Chocolate's remaining 52% stake in Apple ■ Chocolate's 5 designees to Apple's Board were replaced by 5 designees from Nectarine
DEC 2010	■ Nectarine and Apple's IDC reach agreement on a transaction in which Nectarine will acquire Apple's publicly held minority shares for $12.9 billion, or $168 per share ▪ Apple shareholders will receive a fixed consideration of $168 per share by receiving up to 2.8 shares of Nectarine and a contingent value put option for each Apple share

Source: Company filings and press releases.